                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]                             [ ]     Confidential, for Use of the
Filed by a Party other than the Registrant [ ]                  Commission Only (as permitted
Check the appropriate box:                                      by Rule 14a-6(e)(2)


[ ]     Preliminary Proxy Statement
[x]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NEXTHEALTH, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
        or Item 22(a)(2) of Schedule 14A.
[ ]     $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)     Title of each class of securities to which transaction applies:

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(2)     Aggregate number of securities to which transaction applies:

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(3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)     Proposed maximum aggregate value of transaction:

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(5)     Total fee paid:

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[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:

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(2)     Form, Schedule or Registration Statement No.:

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(3)     Filing Party:

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(4)     Date Filed:

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







                               [NEXTHEALTH LOGO]

                             ----------------------

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JANUARY 29, 1997
                              ----------------------


        Notice is hereby given that a Special Meeting of Stockholders of NextHealth, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., M.S.T. at The Sheraton El Conquistador, 10000 N. Oracle Road, Tucson, Arizona, on January 29, 1997 to approve the issuance of an additional 28,956 shares of Series A Preferred Stock, par value $0.01 per share.

        On November 15, 1996 the Company's Board of Directors authorized the creation of the Series A and Series B Preferred Stock and approved the sale to AP NH LLC, a Delaware limited liability company ("APNH"), of 17,109 shares of Series A Preferred Stock and 28,956 shares of Series B Preferred Stock. The Board of Directors also authorized the sale to APNH of a warrant to purchase 500,000 shares of the Company's Common Stock which does not become exercisable until March 15, 1997.

        The Company's Common Stock, $.01 par value ("Common Stock") is listed on the NASDAQ/NMS. Rule 4460(i) of the NASDAQ Stock Market requires that any sale of securities having voting power of 20% or more of the outstanding voting power for a price less than the current market price or book value of the Company's Common Stock first be approved by the stockholders of the Company. As explained in more detail in the Proxy Statement, because the Series A Preferred Stock possesses voting rights and is convertible into Common Stock, the Company is seeking the approval of its stockholders before issuing shares of Series A Preferred Stock representing more than 19.9% of the presently outstanding Common Stock.

        Only stockholders of record at the close of business on January 7, 1997, shall be entitled to notice of and to vote at the Special Meeting or any postponements or adjournments thereof.

                                            By order of the Board of Directors,


                                            Bertha B. Kenny
                                            Secretary

January 9, 1997
Tucson, Arizona

                PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE
                   ENCLOSED PROXY CARD IN THE POSTAGE PREPAID,
              ENCLOSED ENVELOPE.  IF YOU ATTEND THE SPECIAL MEETING,
               YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE
                       PREVIOUSLY RETURNED YOUR PROXY CARD.

                               [NEXTHEALTH LOGO]

                           16600 N. Lago Del Oro Parkway
                              Tucson, Arizona  85739

                               --------------------

                                  PROXY STATEMENT
                               --------------------


                          SPECIAL MEETING OF STOCKHOLDERS
                                 January 29, 1997


        This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of NextHealth, Inc., a Delaware corporation (the "Company"), for use at a Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00, a.m., M.S.T. at The Sheraton El Conquistador, 10000 N. Oracle Road, Tucson, Arizona, on January 29, 1997 or at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

        This Proxy Statement, the Notice of Meeting and the accompanying Proxy Card are first being mailed to stockholders on or about January 9, 1997.


                                GENERAL INFORMATION

        Only stockholders of record at the close of business on January 7, 1997, (the "Record Date"), will be entitled to notice of and to vote the shares of common stock of the Company, par value $0.01 per share ("Common Stock") or Convertible Preferred Stock, Series A, par value $.01 per share ("Series A Preferred Stock"), held by them on such date at the Special Meeting or any and all postponements or adjournments thereof. On the Record Date, 8,554,938 shares of Common Stock and 17,109 shares of Series A Preferred Stock were outstanding and entitled to vote at the Special Meeting.

        Each share of Common Stock entitles the holder thereof to cast one (1) vote and each share of Series A Preferred Stock is entitled to cast one-hundred
(100) votes on the matter to be voted upon at the Special Meeting. In addition, the holders of Series A Preferred Stock are entitled to vote separately as a class on the matter to be voted on at the Special Meeting.

        If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote for the issuance of additional shares of Series A Preferred Stock. Each such proxy granted may be revoked by the stockholder giving such proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Special Meeting in person and so requests in writing. Attendance at the Special Meeting will not, in itself, constitute revocation of the proxy.

        The presence at the Special Meeting, in person or by proxy, of a majority of the shares of Common Stock (including shares of Common Stock represented by the Series A Preferred Stock on an "as converted" basis) and Series A Preferred Stock outstanding on the Record Date, will constitute a quorum.

        The tabulation of proxies and the votes cast at the Special Meeting will be conducted and certified to by an independent inspector of election.


                REQUESTED APPROVAL OF ISSUANCE OF ADDITIONAL SHARES
                            OF SERIES A PREFERRED STOCK

BACKGROUND AND DESCRIPTION

        As discussed in previous public filings, the costs of construction and start-up of Miraval, the introduction of a significant new business line and ongoing operating losses during the continuing period of strategic transition substantially reduced the Company's capital resources and severely affected its liquidity. After exploring alternative mechanisms to finance its capital needs, on November 15, 1996 ("Transaction Date"), the Company completed separate equity and debt transactions with affiliates of Apollo Real Estate Advisors, L.P. ("Apollo") that resulted in the Company's receipt of approximately $12,340,000 in cash and, subject to compliance with certain conditions, a $5,000,000 loan commitment (the "Apollo Transactions"). The Apollo Transactions consisted of:
(a) the sale to AP NH LLC, a Delaware limited liability company ("APNH") pursuant to a Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement") of (i) shares of two series of Preferred Stock for an aggregate purchase price of $4,250,000 (the "Preferred Stock Transaction") and (ii) a warrant (the "Warrant") to purchase 500,000 shares of the Company's Common Stock, $0.01 par value ("Common Stock") and (b) a secured loan in the amount of $13,090,000 (the "Debt Transaction") with AP LOM LLC, a Delaware limited liability company ("APLOM"). The Debt Transaction includes a $5,000,000 stand-by loan commitment, subject to compliance with certain conditions (the "Stand-by Commitment").

        On October 11, 1996 the Company signed a Letter of Interest ("Letter of Interest") with Apollo which outlined the terms of the debt and equity financings represented by the Apollo Transactions. Because of the Company's financial condition at the time, an affiliate of Apollo provided a short-term working capital line of credit of $750,000; of which, $500,000 had been borrowed and was repaid on the Transaction Date with the proceeds from the Apollo Transactions. In addition, the Apollo affiliate received a warrant to purchase 100,000 shares of Common Stock at an exercise price of $1.50 per share which becomes exercisable after March 15, 1997. The average closing price of the common stock during the 20 trading days prior to October 11, 1996 was $1.266. The closing prices of the Common Stock on October 11, 1996 and on the Transaction Date were $1.75 and $2.06 per share, respectively.

        The net proceeds from the funded portion of the Apollo Transactions were used to retire certain short-term and working capital obligations (approximately $5,000,000), pay off the balance due to the general contractor for Miraval (approximately $2,680,000) and to fund immediate cash flow requirements and provide working capital for the continued operations of Miraval until it can be operated at a profit. The Stand-by Commitment, if available pursuant to its terms, will be used to support the Company's operations and the long-term expansion of Miraval.

        The Preferred Stock Transaction consisted of the sale of 17,109 shares of Series A Preferred Stock at a price of $92.26 per share ($1,578,476, in the aggregate) and 28,956 shares of Cumulative Preferred Stock, Series B ("Series B Preferred Stock") at a price of $92.26 per share ($2,671,480, in the aggregate). At the time of their issuance, the shares of the Series A Preferred Stock represented approximately 19.9% of outstanding voting power of the Company. Although APNH desired to purchase Series A Preferred Stock having voting rights of up to 35% of the shares of outstanding Common Stock, because of the provisions of Rule 4460(i) of the NASDAQ Stock Market ("NASDAQ"), the Company does not intend to issue additional shares of Series A Preferred Stock until stockholder approval is obtained. NASDAQ Rule 4460(i) provides that sales of securities by a company listed on NASDAQ/NMS having or representing 20% or more of the outstanding voting power on the date of issuance for less than current market price or book value must be first approved by the stockholders.

        The Company has been asked by NASDAQ to furnish additional information concerning the Transactions and an explanation of the Company's position concerning compliance with certain other NASDAQ National Market rules. The Company believes that it is in compliance with all NASDAQ rules and has responded to the NASDAQ request.

        The Company's stockholders are being asked to approve the issuance to APNH of an additional 28,956 shares of Series A Preferred Stock ("Proposed Issuance"). If the Company's stockholders approve such issuance, the 28,956 outstanding shares of Series B Preferred Stock will be automatically converted into a like number of shares of Series A Preferred Stock.

        Based on its analysis of the Company's business structure, Apollo recommended that the assets of Sierra Tucson, the Company's treatment center for substance abuse, addictions and other behavioral health disorders, be sold to a newly formed entity. Consequently, on November 13, 1996, the assets of Sierra Tucson were sold to Soften Realty, L.L.C., a Delaware limited liability company ("Soften") for $8,000,000. The purchase price is evidenced by Soften's non-negotiable promissory note which is secured by a security interest in the assets of Sierra Tucson. Such assets consist of the business of Sierra Tucson, the tangible and intangible assets used in connection with the business and a possessory right to use certain land and buildings owned by the Company. The Company is the manager of and owns a 98% interest in Soften; the remaining 2% is owned by APNH.

        The Board of Directors believes that the transfer of Sierra Tucson's assets to Soften will facilitate the operations and utilization of the business and strengthen its identity as a separate and distinct business operation. In addition, it will provide greater flexibility to the Company in the development of strategic alternatives for Sierra Tucson.

NEED FOR ADDITIONAL CAPITAL

        The significant changes that occurred in the behavioral health and addictions recovery segments of the health care industry in the early to mid-1990's severely impacted the Company's business and financial operations. In response to these conditions, the Company modified its operations and programs in these segments and sought alternative uses for its excess room capacity and other physical facilities. After extensive market research and analysis, the Company developed a long-term strategy to capitalize on what it believes to be an emerging opportunity in the health care services industry: the combination of alternative programs for self-discovery and improvement, stress management and recreational activities in a luxury health resort environment. The Company's initial entry into this emerging field, Miraval, opened for business in December, 1995 following an extensive and accelerated remodeling and renovation of what had been the facilities used in connection with the operations of Sierra Tucson.

        Although it continues to receive favorable reviews from both its guests and numerous travel and leisure, business and other publications and media sources, Miraval was unable during its first year of operation to generate sufficient revenues to meet its operating costs. Although the Company's other principal line of business, Sierra Tucson, has operated successfully, it has not been able to provide the additional capital needed to cover Miraval's operating short-fall. Consequently, in early 1996, the Board of Directors began to develop strategic alternatives to provide the capital to fund the financial needs of Miraval until it achieves financial self-sufficiency. During 1996, the Company undertook various short-term financial measures while it explored more comprehensive financing alternatives; which included long-term debt, equity and other forms of financing. The Company received expressions of interest for financing from various parties, however, until it received the Letter of Interest from Apollo, no proposals were made on terms deemed acceptable by the Board of Directors. At the time of the Letter of Interest, the Company was faced with a serious liquidity problem that threatened to interfere with the operations of Miraval and Sierra Tucson. Substantial construction and start-up related payables were due and the revenues from operations and other sources of short-term capital were insufficient to meet day-to-day financial needs of the Company.

        The Company retained the services of Victor Capital to review the terms of the Apollo Transactions and advise the Board of Directors on the fairness of such terms. After considering and based upon the Company's financial condition, the alternative sources of capital available at the time, and other conditions affecting the Company, Victor Capital advised the Board that the financial terms of the Apollo Transactions are commercially reasonable and therefore fair to the Company and its stockholders from a financial point of view.

        The Board of Directors believes that the relationship with Apollo that has been developed and that will exist in the future as a result of the Apollo Transactions will enhance the Company's efforts to achieve profitability at Miraval and to capitalize on the Miraval concept. Apollo and the Preferred Directors (as defined below) have extensive experience in financial and investment management and the resort hotel industry and can assist the Company in improving and implementing its business plan and in developing strategic relationships with others.

        The completion of the Apollo Transactions has provided the Company with the additional capital resources that will enable it to continue to focus on its business plan for the development and expansion of Miraval and its unique approach to wellness and preventative health care in a luxury resort environment. The Board of Directors believes that the additional capital and other benefits of the relationship with Apollo, combined with successful development and expansion of Miraval, will position the Company for future growth and profitability in the luxury resort market in the United States.

Description of Preferred Stock Transaction

        Immediately prior to the Transaction Date, the Company's Board of Directors created two series of Preferred Stock consisting of 46,065 shares of Series A Preferred Stock and 28,956 shares of Series B Preferred Stock. As part of the transactions, 17,109 shares of Series A Preferred Stock were issued to APNH and 28,956 shares of Series A Preferred Stock were reserved for issuance upon conversion of Series B Preferred Stock. The following is a summary of the respective designations, preferences and rights of the Series A and Series B Preferred Stock as set forth in the Certificate of Designation, Preference and Rights filed with the State of Delaware, Office of the Secretary of State ("Series Designation"). Reference herein to "Preferred Stock" shall include Series A Preferred Stock and Series B Preferred Stock.

        1. Dividends. The holders of Series A Preferred Stock are not entitled to receive dividends except upon an event of default as defined in the Series Designation ("Default") in which event, the dividend rate on the Series A Preferred Stock will be 18% per annum. The holders of Series B Preferred Stock are entitled to receive cumulative, preferred dividends at the rate of 12% per annum from January 1, 1997 to January 31, 1997 and at the rate of 18% per annum from February 1, 1997 and thereafter and upon a Default of the provisions of the Series Designation.

              So long as any shares of Preferred Stock remain outstanding, the Company may not declare or pay any cash dividend or make any other distributions with respect to the Common Stock.

        2. Liquidation Preference. In the event of any liquidation, dissolution or winding-up of the Company, the holders of Preferred Stock shall be entitled to a liquidation preference over the holders of Common Stock in the amount of any accrued but unpaid dividends. There are no other liquidation preferences.

        3. Voting Rights. The holders of Series B Preferred Stock do not possess any voting rights. The holders of Series A Preferred Stock are entitled to vote on all matters presented to the Company's stockholders for a vote and, except with respect to the election of Directors, each share of Series A Preferred Stock entitles the holder thereof to such number of votes per share as equals the number of shares of the Common Stock into which such share of Series A Preferred Stock is then convertible. Initially, each share of Series A Preferred Stock is convertible into 100 shares of Common Stock. In addition, the holders of Series A Preferred Stock are entitled to vote separately as a separate class on all matters other than the election of directors. This means that matters submitted for a vote of the stockholders of the Company must receive the approval of the requisite percentage of the holders of Common Stock (with the holders of Series A Preferred Stock being entitled to vote on an "as converted" basis) as well as of the holders of the Series A Preferred Stock.

              In addition, the holders of Series A Preferred Stock, as a class, are entitled to elect four directors to the Company's Board of Directors ("Preferred Directors"). Upon the occurrence of a Default, the holders of Series A Preferred Stock will become entitled to elect a majority of the Company's Board of Directors.

              A majority vote of the holders of the outstanding Series A Preferred Stock voting as a separate class is required in order to approve certain transactions including: (i) the amendment of the Company's Certificate of Incorporation so as to adversely affect the rights of the holders of Series A Preferred Stock or any of the provisions of the Certificate of

Designation; (ii) authorize, create or issue any class of capital stock that is senior to or pari passu with the Series A Preferred Stock or (iii) enter into a transaction having a total value in excess of $250,000 per transaction except under certain conditions.

              As part of the Apollo Transactions, effective on the Transaction Date, the Company's Board of Directors was expanded from five to nine persons and the following Preferred Directors were elected to the Board of Directors:

        LEE S. NEIBART - Mr. Neibart has been employed by Apollo since 1993 and a partner since 1994. Apollo Real Estate Advisors acts as managing general partner of The Apollo Real Estate Investment Funds, two private investment funds with investment parameters ranging from direct and indirect real property interests, to public and private debt securities and bank and mortgage debt and to public and private equity investments. Prior to 1993, Mr. Neibart was Executive Vice President and Chief Operating Officer of the Robert Martin Company, a private real estate development/management firm based in Westchester County, New York. Mr. Neibart is a director of Roland International, Inc., and Koger Equity, Inc. Mr. Neibart holds a BA in Real Estate from the University of Wisconsin and an MBA from New York University. He is also the past President of the New York Chapter of the NAIOP.

        W. EDWARD SCHEETZ - Mr. Scheetz has been a partner of Apollo since 1993 and has directed the investment activities for The Apollo Real Estate Investment Funds since that time. Prior to 1993, Mr. Scheetz was a principal of Trammell Crow Ventures, a national real estate firm. Mr. Scheetz is a director of Koger Equity, Inc., Koll Management Services, Inc., Capital Apartment Properties, Inc., Roland International, Inc., Allright Corp., and Western Pacific Housing, Inc. Mr. Scheetz holds an A.B. in Economics, Magna Cum Laude, from Princeton University.

        BRUCE SPECTOR - Mr. Spector has been a senior consultant to Apollo since 1993 and has advised on matters of reorganization strategy. Mr. Spector is a partner of the Apollo organization, a group of entities affiliated with Apollo and engaged in corporate investment activities. Prior to 1993, Mr. Spector was a member of the law firm of Stutman, Treister and Glatt, spending a substantial amount of that time as a senior partner and head of the firm's executive committee. Mr. Spector has specialized in restructurings, insolvency reorganizations and related bankruptcy matters, serving as lead debtor counsel in a number of major reorganizations including Wickes Companies and Storage Technology, Inc. Mr. Spector is a director of United International Holdings, Inc., Telemundo Group, Inc., Gillett Holdings, Inc. and Vail Associates, Inc. Mr. Spector holds a BA in Economics, Phi Beta Kappa, from the University of Southern California and a JD from the UCLA School of Law.

        ALFRED C. TRIVILINO - Mr. Trivilino has been associated with Apollo since 1995, most recently in the acquisitions group and prior to that as a Vice President of Winthrop Financial Associates, L.P., a Boston based real estate investor, property manager and owner. Prior to 1995, Mr. Trivilino specialized in mergers and acquisitions at Victor Capital Group, a New York based real estate merchant banking firm. From 1988 to 1993, Mr. Trivilino was Manager of Treasury Services at Pearson Inc., the U.S. holding company for Pearson plc, a major multi-national British company. Mr. Trivilino began his career at Lazard Freres & Co., a New York based investment bank. Mr. Trivilino holds a BS in Finance from St. Johns University and has completed graduate level coursework at Fordham University.

        4. Conversion of Series B Preferred Stock into Series A Preferred Stock. Each share of Series B Preferred Stock is automatically converted into Series A Preferred Stock, on a one-for-one basis, upon the approval by a majority of the total votes cast by the stockholders of the Company of the issuance of additional shares of Series A Preferred Stock in excess of 17,109 shares; ("Stockholder Approval"). The approval of the Proposed Issuance will constitute Stockholder Approval.

              Each share of Series B Preferred Stock will be convertible, at the option of the holder, into one share of Series A Preferred Stock after March 15, 1997, unless Stockholder Approval has been obtained. The Series Designation also provides that the Series B Preferred Stock is convertible, at the option of the holders thereof, into Series A Preferred Stock if the stockholders of the Company have not approved an amendment to the Company's Certificate of Incorporation deleting Article 9 thereof (and other related provisions) on or before June 15, 1997. Article 9 imposes a 66 2/3% affirmative stockholder voting requirement in connection with certain change of control transactions such as a merger, consolidation, sale of all or substantially all of the assets of the Company, etc. APNH, as the holder of the Series B Preferred Stock has waived the operation of this provision until such time as it gives not less than 90 days written request to the Company to present a proposal to the stockholders to delete Article 9. The stockholders of the Company must approve the deletion of Article 9 (and other related provisions) within 90 days of such notice.

        5. Conversion of Series A Preferred Stock into Common Stock. As of the date hereof, each share of Series A Preferred Stock is convertible into 100 shares of Common Stock or 1,710,900 shares in the aggregate. Shares of Series B Preferred Stock are not convertible into Common Stock. The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment to reflect certain transactions affecting the Common Stock such as the issuances of Common Stock at less than $0.9226 per share, stock dividends, splits, reverse splits, etc. Upon Stockholder Approval, each of the 28,956 shares of Series B Preferred Stock will be automatically converted into one share of Series A Preferred Stock. Such additional shares of Series A Preferred Stock will be convertible into 2,895,600 shares of Common Stock.

        6. Redemption. Commencing on January 1, 2001, the Company may, at its option, redeem shares of Preferred Stock at a price per share equal to the redemption price of $92.26 per share ("Redemption Price") plus all accrued and unpaid dividends.

              If Stockholder Approval has not been obtained on or before March 15, 1997, the holders of Preferred Stock have the option to require the Company to redeem all or any portion of their Preferred Stock at a price equal to the Redemption Price plus all accrued and unpaid dividends.

              Unless and until Stockholder Approval is obtained, upon a "change in control" as defined in the Series Designation, the holders of Preferred Stock shall have the option to require the Company to redeem all but not less than all of their shares of Preferred Stock at a price equal to the greater of 200% of the Redemption Price or the fair market value of the aggregate number of shares of Common Stock into which such shares of Preferred Stock are convertible on the effective date of such change in control. A change of control includes the acquisition of 20% or more of the outstanding voting stock of the Company, the merger or consolidation or sale of substantially all of the assets of the Company or if the Preferred Directors cease to constitute at least forty percent (40%) of the Board of Directors.

              Unless and until Stockholder Approval is obtained, upon the occurrence of any default as described below ("Default"), the holders of Series A and Series B Preferred Stock shall have the option to require the Company to redeem all but not less than all of the shares of Preferred Stock held by such person at a price equal to the Redemption Price plus all accrued and unpaid dividends. Events of default include the failure to pay dividends for any two quarterly periods, a default of the Purchase Agreement and the passage of fifteen days thereafter, or a default under the credit agreement relating to the Debt Transaction.

Other Provisions

        The Purchase Agreement requires the approval of a majority of the Preferred Directors in connection with certain matters presented to the Board of Directors including annual budgets and operating forecasts of the Company; and transactions with affiliates. In addition, APNH has the right to approve all future nominations to the Board of Directors other than those individuals serving as directors on the Transaction Date.

Warrant

        The Warrant entitles APNH to purchase 500,000 shares of Common Stock at an exercise price of $1.50 per share. The Warrant is exercisable only on or after March 15, 1997 and before November 14, 2006. The exercise price of and number of shares purchasable under the Warrant are subject to adjustment to reflect certain transactions affecting the Common Stock such as issuances of Common Stock at less than $1.50 per share, stock dividends, splits, reverse splits, etc.

Debt Transaction

        The Debt Transaction was made pursuant to a Credit Agreement ("Credit Agreement") between the Company and APLOM and consisted of a loan funded on the Transaction Date in the principal amount of $8,090,000 together with a

$5,000,000 standby commitment subject to compliance with certain conditions. The promissory notes evidencing the Debt Transaction ("Promissory Notes") bear interest at the rate of 10% per annum during the first year; 11% during the second year and 12% during the third year. The interest rate increases to 18% per annum upon the occurrence of an event of default (as defined in the Credit Agreement) or on February 1, 1997 (retroactive to the Transaction Date) if Stockholder Approval has not been obtained by that date. The Promissory Notes mature on the third anniversary of the Transaction Date; however, the Promissory Notes become immediately due and payable if Stockholder Approval has not been obtained on or before March 15, 1997.

        The obligations and indebtedness under the Credit Agreement and Promissory Notes ("Credit Documents") are secured by a deed of trust to essentially, all of the land and buildings of the Company, a security interest in all of the Company's and its subsidiaries' (including Soften)
("Subsidiaries") personal property and by the collateral pledge of the Company's stock or other interest in the Subsidiaries. In addition, each of the Subsidiaries guaranteed performance of the Credit Documents.

GENERAL EFFECTS OF PREFERRED STOCK TRANSACTION ON COMMON STOCKHOLDERS

        The Preferred Stock Transaction significantly impacts the rights of existing stockholders. Since the Series A Preferred Stock is convertible into Common Stock and currently has voting rights and because the Preferred Directors effectively have a veto right with respect to certain matters presented to the Board of Directors for a vote, the voting rights of the current stockholders are diluted.

        All matters presented to the Company's stockholders for a vote, other than the election of directors, must receive the requisite percentage approval of the holders of Series A Preferred Stock as well as of the holders of Common Stock (with the holders of Series A Preferred Stock voting with the Common stockholders on an "as converted" basis).

        In addition, the Series A Preferred Stock is convertible into Common Stock at the current conversion rate of 100 shares of Common Stock for each share of Series A Voting Preferred Stock. Upon conversion of the Series B Preferred Stock into Series A Voting Preferred Stock (if stockholders approve the Proposed Issuance), there will be 46,065 shares of Series A Voting Preferred Stock outstanding which will be convertible into 4,606,500 shares of Common Stock representing approximately 35% of the outstanding Common Stock on the date hereof. As indicated above, if Stockholder Approval has not been obtained on or before March 15, 1997, each share of Series B Preferred Stock is convertible into one share of Series A Preferred Stock at the option of the holder thereof.

        The issuance of Series A Preferred Stock will also have a dilutive effect on the holders of Common Stock because it was sold at an equivalent price per share of Common Stock less than the then current market price and book value of the Common Stock. Series A Preferred Stock is convertible into Common Stock at an equivalent conversion price of $0.9226 per share of Common Stock. The average closing price of the Common Stock during the 20 trading days prior to October 11, 1996 was $1.266. The closing prices of the Common Stock on October 11, 1996 and on the Transaction Date were $1.756 and $2.06 per share, respectively. Although the shares of Common Stock issuable on conversion of the Series A Preferred Stock or on exercise of the Warrant are subject to a Registration and Pre-Emptive Rights Agreement granting APNH certain piggy-back and demand registration rights (the "Registration Rights Agreement"), such shares are restricted and may not be publicly traded at this time without registration pursuant to the Securities Act of 1933.

        The Registration Rights Agreement grants APNH the right to purchase additional shares of capital stock as necessary to allow it to maintain its proportionate interest in the Company.


IMPACT OF FAILURE TO APPROVE PROPOSED ISSUANCE

        If the Proposed Issuance is not approved by the stockholders prior to March 15, 1997, the Company will be in default under the Credit Agreement and the Purchase Agreement and the holders of Preferred Stock will receive certain rights of redemption and conversion. The following are the consequences of a failure to obtain Stockholder Approval of the Proposed Issuance on or before March 15, 1997:

        1. Credit Agreement Default. The Credit Agreement will be in default and the Promissory Notes will become immediately due and payable.

        2. Increase in Dividend Rate. The Series A Preferred Stock will begin to be entitled to receive an 18% per annum cumulative dividend.

        3. Convertibility of Series B Preferred Stock. The Series B Preferred Stock will become immediately convertible, at the option of the holder thereof, into Series A Preferred Stock.

        4. Redemption of Preferred Stock. The holder of Preferred Stock shall be entitled to require the Company to redeem its shares of Preferred Stock.

        In addition, if Stockholder Approval has not been obtained before February 1, 1997, the interest rate on the Promissory Notes will increase to 18% per annum, retroactive to the Transaction Date. This will result in an immediate additional interest charge of approximately $144,000.

Vote Required

        The approval of the Proposed Issuance requires the affirmative vote of a majority of the total votes cast in person or by Proxy represented by the outstanding shares of Common Stock and Series A Preferred Stock present in person or by Proxy and entitled to vote thereon at the Special Meeting as well as the affirmative vote of the holders of the Series A Preferred Voting Stock separately as a separate class.

        For this purpose, an abstention or broker non-vote is considered to be present and entitled to vote on the Proposed Issuance at the Special Meeting and is, in effect, a negative vote, but a stockholder who does not give authority to a Proxy to vote, or withholds authority to vote on the Proposed Issuance shall not be considered present and entitled to vote on the Proposed Issuance.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
                     THAT YOU VOTE "FOR" THE PROPOSED ISSUANCE
                 OF ADDITIONAL SHARES OF SERIES A PREFERRED STOCK

                         VOTING STOCK OWNERSHIP OF CERTAIN
                         BENEFICIAL OWNERS AND MANAGEMENT

        As of the record date, there were 8,554,938 shares of Common Stock and 17,109 shares of Series A Preferred Stock outstanding. Each share of Common Stock will entitle the holder to one vote and each share of Series A Preferred Stock will entitle the holder to 100 votes at the Special Meeting. The combined voting power of the Common Stock and the Series A Preferred Stock will be 10,265,838.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table sets forth, as of the record date, certain information with respect to the beneficial ownership of the Company's voting securities by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding voting securities, (ii) each director of the Company, (iii) the Company's most highly compensated executive officers in 1996, and (iv) all directors and executive officers of the Company as a group:


                                             AMOUNT AND NATURE OF
         NAME                                BENEFICIAL OWNERSHIP   PERCENT OF CLASS
         ----                                --------------------   ----------------
                                  Common Stock
                                  ------------
William T. O'Donnell, Jr.(1)                       2,294,578  Shares       21.9%
AP NH LLC(2)                                       1,710,900               16.3
BIL (Far East Holdings)(3)                           842,900                8.0
Richardson Greenshields Customer(4)                  650,000                6.2
Oppenheimer & Co. (Steven Kolow)(5)                  605,000                5.8
John H. Schmitz(6)                                   596,684                5.7
Dimensional Fund Advisors, Inc.(7)                   514,300                4.9
Neil E. Jenkins(8)                                   133,901                1.2
Dr. Joseph R. Cruse(9)                                39,000                  *
Stephen L Berger(10)                                  10,000                  *
Livingston Platt(11)                                  25,000                  *
Terry A. Stephens(12)                                 18,750                  *
George L. Ruff(10)                                    10,000                  *
Lee S. Neibart(13)                                    10,000                  *
W. Edward Scheetz(13)                                 10,000                  *
Bruce Spector(13)                                     10,000                  *
Alfred C. Trivilino(13)                               10,000                  *
All Named Executive Officers and
Directors as a Group (10 persons)(14)              2,561,229               24.4

                            Series A Preferred Stock
                            ------------------------

AP NH LLC                                             17,109 Shares         100%

*Represents less than one percent (1%) of the Company's outstanding voting stock.

(1) Does not include 103,901 shares held in a trust the trustee of which is Mr. Jenkins, for the benefit of Mr. O'Donnell's children, and as to which Mr. O'Donnell disclaims any beneficial interest. Includes options which are exercisable within the next sixty (60) days to purchase 37,500 shares granted pursuant to the Company's 1992 Stock Option Plan and 17,000 shares granted pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan. Mr. O'Donnell's address is c/o ODE, L.L.C., 144 Green Bay Road, Winnetka, Illinois 60093.

(2) Represents shares issuable upon the conversion of Series A Preferred Stock into Common Stock in accordance with the Series Designation.

(3) As of December 31, 1993, the address of BIL (Far East Holdings) Ltd. is 2801 Three Exchange Square, Central Hong Kong. This information is based upon a Schedule 13G filing with the Securities and Exchange Commission dated January 22, 1993. The Company has not received copies of any more recent filings from BIL (Far East Holdings) Ltd.

(4) As of December 1, 1996, the Company has received no 13G or 13D filing for Richardson Greenshields.

(5) As of April 2, 1996, Mr. Kolow's address is c/o Mitchel S. Ross, Esq., Stroock & Stroock & Lavan, 100 Federal Street, Boston, Massachusetts 02110. This information is based upon a Schedule 13D filing as of April 2, 1996.

(6) Includes options to purchase 300,000 shares granted to Mr. Schmitz pursuant to the Company's 1990 and 1992 Stock Option Plans.

(7) As of February 9, 1996, the address of Dimensional Fund Advisors, Inc., is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. This information is based upon a Schedule 13G filing with the Securities and Exchange Commission dated February 9, 1996.

(8) Includes options to purchase 26,000 shares granted to Mr. Jenkins pursuant to the Company's 1993 Non-Employee Directors Stock Option
        Plan. Also includes 103,901 shares held in a trust, of which Mr. Jenkins is trustee, for the benefit of Mr. O'Donnell's children.

(9) Includes options, which are exercisable within the next sixty (60) days, to purchase 6,000 shares granted to Dr. Cruse pursuant to the Company's 1992 Stock Option Plan and 33,000 shares granted pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan.

(10) Includes options to purchase 10,000 shares each granted to Messrs. Berger and Mr. Ruff pursuant to the Company's 1993 Non-Employee Directors Stock Option Plan.

(11) Includes options, which are exercisable within the next sixty (60) days, to purchase 25,000 shares granted to Mr. Platt pursuant to the Company's 1992 Stock Option Plan.

(12) Includes options, which are exercisable within the next sixty (60) days, to purchase 18,750 shares granted to Mr. Stephens pursuant to the Company's 1990 and 1992 Stock Option Plans.

(13) Messrs. Neibart, Scheetz, Spector and Trivilino each received options to purchase 10,000 shares pursuant to the Company's Non-Employee Directors Stock Option Plan. Does not include 1,710,900 votes entitled to be cast by APNH on the Proposed Issuance represented by the 17,109 shares of Series A Preferred Stock held by APNH as to which each of them disclaims any beneficial interest.

(14) Includes options, which are exercisable within the next sixty (60) days, to purchase 213,250 shares granted to members of this group pursuant to the Company's 1990, 1992 and Non-Employee Directors Stock Option Plans.

        The Board has been advised that the shares of common stock beneficially owned by, William T. O'Donnell, Jr., the Company's Chairman of the Board, and interim President and Chief Executive Officer (2,240,078 shares, or approximately 21.8% of the votes entitled to be cast at the Special Meeting) and by John H. Schmitz (296,684 shares, or approximately 2.9% of the votes entitled to be cast at the Special Meeting) will be voted for the Proposed Issuance. Each of the other directors has indicated that he intends to vote any shares owned by him for the Proposed Issuance.

        In addition, APNH is required to vote its shares of Series A Preferred Stock (1,710,900 votes or approximately 16.67% of the votes entitled to be cast at the Special Meeting) in favor of the Proposed Issuance.

                               INDEPENDENT AUDITORS

         The accounting firm of Ernst & Young LLP has served as the Company's independent auditors since 1988. Representatives of Ernst & Young LLP will be present at the Special Meeting to respond to appropriate questions and make such statements as they desire.

               FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

         The following financial statements and other financial information relating to the Company's Form 10-K fiscal year ended December 31, 1995 are hereby incorporated herein by reference to the Company's Form 10-K for the year then ended:

         1.    Audited Consolidated Financial Statements.

         2.    Selected Quarterly Financial Data

         3. Management's Discussion and Analysis of Financial Condition and Results of Operations

         The Consolidated Financial Statements (unaudited) and Management's Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended September 30, 1996 are hereby incorporated herein by reference to the Company's Amended Form 10-Q for that period.

         THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE COMPANY, 16600 N. LAGO DEL ORO PARKWAY, TUCSON , ARIZONA 85739, ATTENTION: SECRETARY; TELEPHONE: (520) 792-5800.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

         This Proxy Statement contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. While management believes that such forward looking statements are accurate as of the date hereof, the actual results and conditions could differ materially from the statements contained herein. Reference is made to the Company's Form 10-Q for the quarter ended September 30, 1996 for a discussion of factors that could affect the Company's future operations and performance.

                             ADDITIONAL INFORMATION

         The cost of preparing, assembling, mailing and all other expenses of soliciting proxies in the enclosed form will be borne by the Company. In addition, directors, officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing, personal conversations, or by telephone or telegraph. The Company has employed Corporate Investor Communications, Inc., a proxy solicitation firm, to solicit proxies from brokers and banks at a cost of approximately $4,000 plus reasonable expenses. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                             By order of the Board of Directors



                                             Bertha Kenny
                                             Secretary
                                             January 9, 1997